Exhibit 99.1

United Announces

Second-Quarter 2014 Profit

UAL Reports $919 Million Second-Quarter 2014 Profit Excluding Special Items;

$789 Million Profit Including Special Items

Company announces $1.0 billion share repurchase program

CHICAGO, July 24, 2014 – United Airlines (UAL) today reported second-quarter 2014 net income of $919 million, an increase of 51 percent year-over-year, or $2.34 per diluted share, excluding $130 million of special items. Including special items, UAL reported second-quarter 2014 net income of $789 million, or $2.01 per diluted share.

•	United’s consolidated passenger revenue per available seat mile (PRASM) increased 3.7 percent in the second quarter of 2014 compared to the second quarter of 2013.

•	Second-quarter 2014 consolidated unit costs (CASM), excluding special charges, third-party business expenses, fuel and profit sharing, decreased 0.2 percent year-over-year on a consolidated capacity reduction of 0.1 percent. Second-quarter 2014 CASM, including those items, increased 2.2 percent year-over-year.

•	The company generated $1.5 billion of operating cash flow in the second quarter of 2014.

•	UAL ended the second quarter with $6.8 billion in unrestricted liquidity.

•	The company earned a 10.3 percent return on invested capital for the 12 months ended June 30, 2014.

•	UAL’s Board of Directors authorized a $1.0 billion share repurchase program, which the company expects to complete within the next three years.

“I am encouraged by the solid progress we made in the second quarter. Our team is focused on improving our operations and service and on continuing to improve year-over-year revenue performance and cost control,” said Jeff Smisek, UAL’s chairman, president and chief executive officer. “The $1 billion share repurchase program we announced today demonstrates our progress and commitment to increasing value for our shareholders and the confidence we have in our plan.”

UAL Announces Second-Quarter 2014 Profit / Page 2

Second-Quarter Revenue and Capacity

For the second quarter of 2014, total revenue was $10.3 billion, an increase of 3.3 percent year-over-year. Second-quarter consolidated passenger revenue increased 3.6 percent to $9.0 billion, compared to the same period in 2013. Ancillary revenue per passenger in the second quarter increased 7.9 percent year-over-year to more than $21 per passenger. Second-quarter cargo revenue decreased 1.7 percent versus the second quarter of 2013 to $232 million. Other revenue in the second quarter increased 1.7 percent year-over-year to $1.1 billion.

Consolidated revenue passenger miles increased 0.6 percent and consolidated available seat miles decreased 0.1 percent year-over-year for the second quarter, resulting in a second-quarter consolidated load factor of 85.3 percent.

Second-quarter 2014 consolidated PRASM increased 3.7 percent and consolidated yield increased 3.0 percent compared to the second quarter of 2013. The company’s consolidated domestic PRASM, including both mainline and regional flying, increased 5.6 percent year-over-year.

“We are beginning to see the benefits of the changes we’re implementing to our network and revenue management processes,” said Jim Compton, UAL’s vice chairman and chief revenue officer. “We have more work to do, however, and will continue to make the appropriate adjustments to accelerate our revenue growth.”

Passenger revenue for the second quarter of 2014 and period-to-period comparisons of related statistics for UAL’s mainline and regional operations are as follows:

	2Q 2014 Passenger Revenue (millions)	Passenger Revenue vs. 2Q 2013	PRASM vs. 2Q 2013	Yield vs. 2Q 2013	Available Seat Miles vs. 2Q 2013
Domestic	$3,517	6.3%	7.8%	6.8%	(1.4%)
Atlantic	1,710	2.8%	2.5%	2.1%	0.3%
Pacific	1,190	(0.3%)	(2.6%)	(0.8%)	2.4%
Latin America	731	10.3%	4.4%	1.5%	5.6%

International	3,631	3.2%	1.0%	1.0%	2.1%
Mainline	7,148	4.7%	4.4%	3.8%	0.3%
Regional	1,833	(0.3%)	2.4%	0.6%	(2.7%)

Consolidated	$8,981	3.6%	3.7%	3.0%	(0.1%)

Second-Quarter Costs

Second-quarter consolidated CASM, excluding special charges, third-party business expense, fuel and profit sharing, decreased 0.2 percent compared to the second quarter of 2013. Second-quarter consolidated CASM, including those items, increased 2.2 percent year-over-year. The company’s strong cost performance in the quarter was largely driven by execution on its cost-savings initiatives, as well as by the timing of certain expenses moving to the second half of the year.

UAL Announces Second-Quarter 2014 Profit / Page 3

Second-quarter total operating expenses, excluding special charges, increased $75 million, or 0.8 percent, year-over-year. Including special charges, total operating expenses increased $192 million, or 2.1 percent, in the second quarter versus the same period in 2013. Third-party business expense was $215 million in the second quarter of 2014.

Second-Quarter Liquidity and Cash Flow

UAL ended the second quarter with $6.8 billion in unrestricted liquidity, including $1.0 billion of undrawn commitments under a revolving credit facility. The company generated $1.5 billion of operating cash flow in the second quarter. During the second quarter, the company had gross capital expenditures of $871 million, excluding fully reimbursable projects. The company made debt and capital lease principal payments of $333 million in the second quarter. For the 12 months ended June 30, 2014, the company’s return on invested capital was 10.3 percent.

The company’s long-term capital structure goals include reducing its non-aircraft related debt and achieving a total gross debt balance, including capitalized operating leases, of approximately $15 billion while maintaining an unrestricted liquidity balance of $5 billion to $6 billion, including its undrawn revolver.

Share Repurchase Program

UAL’s Board authorized a $1.0 billion share repurchase program, which the company expects to complete within the next three years. This amount represents approximately 6 percent of the company’s market capitalization as of yesterday’s closing stock price. Additionally, in the second quarter, the company spent $62 million to retire convertible debt that would have converted into approximately 1.5 million shares of UAL common stock.

“We have laid a sound financial foundation over the last few years by paying off debt and investing in our business. Our earnings profile, coupled with measured capital expenditures and manageable debt maturities, enable us to take this initial step toward returning cash to our shareholders,” said John Rainey, UAL’s executive vice president and chief financial officer. “This action helps us achieve a more balanced allocation of our cash flow.”

UAL may repurchase shares through the open market, privately negotiated transactions, block trades, or accelerated share repurchase transactions from time to time in accordance with applicable securities laws. UAL will repurchase shares of common stock subject to prevailing market conditions and may discontinue such repurchases at any time.

UAL Announces Second-Quarter 2014 Profit / Page 4

Second-Quarter 2014 Accomplishments

Operations, Employees and Network

•	United Airlines reported a second-quarter mainline on-time arrival rate (domestic and international) of 76.4 percent, adversely affected by multi-month runway closures in its San Francisco and Newark hubs. The on-time arrival rate is based on flights arriving within 14 minutes of scheduled arrival time.

•	The company reached a joint collective bargaining agreement with the Professional Airline Flight Control Association (PAFCA) and the Transport Workers Union (TWU) for United’s dispatchers. The dispatchers subsequently ratified the new agreement.

•	The company began a facilitated negotiations process with the Association of Flight Attendants and held further discussions in advance of scheduled mediation with the International Brotherhood of Teamsters, representing United’s technicians.

•	United expanded its industry-leading global route network, launching nonstop flights from Houston to Munich; Newark to Santiago, Dominican Republic; and new seasonal service between Chicago and Edinburgh, Scotland, and from Washington, D.C., to both Madrid and Nassau, Bahamas. The company continued to develop its industry-leading Pacific gateway in San Francisco by launching service to Chengdu, China, and announcing service to Tokyo’s Haneda airport. The company also announced new service from Houston to Santiago, Chile, and announced new routes from Chicago to Belize City, Belize; Denver to Panama City; Houston to Punta Cana, Dominican Republic; and San Francisco to Kelowna, British Columbia. The airline announced nine new domestic markets and launched 14 new domestic routes in the second quarter, including United’s first service to Atlantic City, N.J.; Bangor, Maine; Pueblo, Colorado; and St. Cloud, Minnesota.

Finance and Fleet

•	United raised $949 million of debt financing through enhanced equipment trust certificates at a blended rate of 4.13 percent. The debt proceeds are being used to finance the acquisition of 13 Boeing 737-900ERs, nine Embraer 175s, two 787-8 Dreamliners and one 787-9 Dreamliner.

•	The company took delivery of 10 Boeing 737-900ERs and one 787-8 Dreamliner, and also exited from scheduled service nine 757-200s during the quarter.

•	The company introduced seven highly efficient Embraer 175 aircraft to the United Express fleet. The modern and spacious 76-seat aircraft is the newest addition to the United Express fleet, enabling the airline to offer an improved regional jet experience. These aircraft will largely replace less-efficient 50-seat regional jets, and the company expects to reduce its 50-seat regional jet fleet by 38 aircraft by the end of the year.

•	United continued installing slimmer, next-generation economy class seats on certain aircraft, which enables one to two additional rows per aircraft. The airline now offers these seats, which are 10 to 15 percent lighter than the seats they are replacing, on approximately 240 aircraft.

UAL Announces Second-Quarter 2014 Profit / Page 5

Flyer-Friendly Product, Loyalty Program and Facilities

•	The company now offers Wi-Fi on more than 290 aircraft, including its entire Airbus fleet, and expects to have more than 450 Wi-Fi-equipped aircraft by the end of 2014.

•	United began installing its new personal device entertainment system on select aircraft, enabling customers to choose from more than 150 movies and nearly 200 television shows and watch them on their laptops or iOS devices.

•	United launched its all-new mobile application for the Android platform, offering innovative new features, smoother functionality and an improved touch-friendly design. The new Android app follows the airline’s redesign of its mobile app for the iOS platform.

•	United announced its 2015 MileagePlus program. Members will earn award miles based on ticket price – specifically the base fare and carrier-imposed surcharges – and MileagePlus status, rather than distance flown.

•	United consolidated its London Heathrow operation into one terminal in the new Terminal 2: The Queen’s Terminal. United’s 22 Star Alliance partners serving Heathrow are progressively moving to Terminal 2, enabling faster, more convenient connections for customers. United operates more daily flights to Heathrow than any other U.S. carrier.

•	The company unveiled a new 10-gate, 97,000-square-foot concourse in Boston Logan International Airport’s Terminal B that offers modern conveniences that streamline the airport experience, including self-tagging baggage kiosks, automated self-boarding gates and a new customer service center.

•	The airline opened new United Clubs at London Heathrow, Boston and San Francisco, featuring the latest airport lounge design concept that it unveiled at United Clubs in Chicago, San Diego and Seattle. The company also opened a new United Global First Lounge in London, offering premium customers more privacy and personal service.

About United

United Airlines and United Express operate an average of more than 5,200 flights a day to 374 airports across six continents. In 2013, United and United Express operated nearly two million flights carrying 139 million customers. With hubs in Chicago, Denver, Houston, Los Angeles, Newark, San Francisco and Washington, D.C., United operates more than 700 mainline aircraft and, in 2014, will take delivery of 35 new Boeing aircraft, including the 787-9 as the North American launch customer, and will welcome 32 new Embraer 175 aircraft to United Express. The airline is a founding member of Star Alliance, which provides service to 192 countries via 27 member airlines. More than 85,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com, follow @United on Twitter or connect on Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

UAL Announces Second-Quarter 2014 Profit / Page 6

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this report are based upon information available to us on the date of this report. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans, including optimizing our revenue; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aircraft fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aviation and other insurance; industry consolidation or changes in airline alliances; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements and environmental regulations); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; and other risks and uncertainties set forth under Item 1A., Risk Factors, of UAL’s Annual Report on Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC.

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UAL Announces Second-Quarter 2014 Profit / Page 7

UNITED CONTINENTAL HOLDINGS, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

THREE AND SIX MONTHS ENDED JUNE 30, 2014, AND 2013

	Three Months Ended		%	Six Months Ended		%
	June 30,		Increase/	June 30,		Increase/
(In millions, except per share data)	2014	2013	(Decrease)	2014	2013	(Decrease)
Operating revenue:
Passenger:
Mainline	$7,148	$6,829	4.7	$12,996	$12,767	1.8
Regional	1,833	1,839	(0.3)	3,369	3,460	(2.6)

Total passenger revenue	8,981	8,668	3.6	16,365	16,227	0.9
Cargo	232	236	(1.7)	441	463	(4.8)
Other operating revenue	1,116	1,097	1.7	2,219	2,032	9.2

Total operating revenue	10,329	10,001	3.3	19,025	18,722	1.6

Operating expense:
Aircraft fuel (A)	3,101	3,068	1.1	6,018	6,118	(1.6)
Salaries and related costs	2,187	2,175	0.6	4,340	4,302	0.9
Regional capacity purchase	591	628	(5.9)	1,150	1,216	(5.4)
Landing fees and other rent	567	507	11.8	1,139	1,004	13.4
Aircraft maintenance materials and outside repairs	471	480	(1.9)	929	918	1.2
Depreciation and amortization	417	425	(1.9)	826	833	(0.8)
Distribution expenses	346	347	(0.3)	664	675	(1.6)
Aircraft rent	222	235	(5.5)	446	475	(6.1)
Special charges (B)	169	52	NM	221	144	NM
Other operating expenses	1,352	1,314	2.9	2,735	2,531	8.1

Total operating expense	9,423	9,231	2.1	18,468	18,216	1.4

Operating income	906	770	17.7	557	506	10.1
Nonoperating income (expense):
Interest expense	(186)	(194)	(4.1)	(373)	(395)	(5.6)
Interest capitalized	13	12	8.3	27	23	17.4
Interest income	4	6	(33.3)	9	11	(18.2)
Miscellaneous, net (B)	54	(123)	NM	(35)	(100)	(65.0)

Total nonoperating expense	(115)	(299)	(61.5)	(372)	(461)	(19.3)

Income before income taxes	791	471	67.9	185	45	311.1
Income tax expense (benefit) (C)	2	2	—	5	(7)	NM

Net income	$789	$469	68.2	$180	$52	246.2

Earnings per share, basic	$2.11	$1.37	54.0	$0.48	$0.15	220.0

Earnings per share, diluted	$2.01	$1.21	66.1	$0.47	$0.15	213.3

Weighted average shares, basic	373	341	9.4	371	337	10.1
Weighted average shares, diluted	396	394	0.5	392	337	16.3

NM Not meaningful

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UAL Announces Second-Quarter 2014 Profit / Page 8

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(A)	UAL’s results of operations include fuel expense for both mainline and regional operations.

	Three Months Ended		%	Six Months Ended		%
	June 30,		Increase/	June 30,		Increase/
(In millions, except per gallon)	2014	2013	(Decrease)	2014	2013	(Decrease)
Mainline fuel expense excluding hedge impacts	$2,527	$2,486	1.6	$4,892	$4,947	(1.1)
Hedge losses reported in fuel expense (a)	1	9	NM	4	18	NM

Total mainline fuel expense	2,528	2,495	1.3	4,896	4,965	(1.4)
Regional fuel expense	573	573	—	1,122	1,153	(2.7)

Consolidated fuel expense	3,101	3,068	1.1	6,018	6,118	(1.6)
Cash received on settled hedges that do not qualify for hedge accounting (b)	5	5	NM	12	22	NM

Fuel expense including all gains from settled hedges	$3,096	$3,063	1.1	$6,006	$6,096	(1.5)

Mainline fuel consumption (gallons)	822	827	(0.6)	1,568	1,575	(0.4)
Mainline average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense	$3.07	$3.01	2.0	$3.12	$3.14	(0.6)
Mainline average aircraft fuel price per gallon	$3.08	$3.02	2.0	$3.12	$3.15	(1.0)
Mainline average aircraft fuel price per gallon including cash received on settled hedges that do not qualify for hedge accounting	$3.07	$3.01	2.0	$3.11	$3.14	(1.0)
Regional fuel consumption (gallons)	182	189	(3.7)	352	365	(3.6)
Regional average aircraft fuel price per gallon	$3.15	$3.03	4.0	$3.19	$3.16	0.9
Consolidated fuel consumption (gallons)	1,004	1,016	(1.2)	1,920	1,940	(1.0)
Consolidated average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense	$3.09	$3.01	2.7	$3.13	$3.14	(0.3)
Consolidated average aircraft fuel price per gallon	$3.09	$3.02	2.3	$3.13	$3.15	(0.6)
Consolidated average aircraft fuel price per gallon including cash received on settled hedges that do not qualify for hedge accounting	$3.08	$3.01	2.3	$3.13	$3.14	(0.3)

(a)	Includes losses from settled hedges that were designated for hedge accounting. UAL allocates 100 percent of hedge accounting losses to mainline fuel expense.
(b)	Includes ineffectiveness gains (losses) on settled hedges and gains (losses) on settled hedges that were not designated for hedge accounting. Ineffectiveness gains (losses) and gains (losses) on hedges that do not qualify for hedge accounting are recorded in Nonoperating income (expense): Miscellaneous, net.

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UAL Announces Second-Quarter 2014 Profit / Page 9

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(B)	Special items include the following:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2014	2013	2014	2013
Costs associated with permanently grounding Embraer ERJ 135 aircraft	$66	$—	$66	$—
Severance and benefits	38	—	52	14
Impairment of assets held for disposal	32	—	33	—
Integration-related costs	17	45	51	115
Losses on sale of assets and other special (gains) losses, net	16	—	19	(3)
Additional costs associated with the temporarily grounded Boeing 787 aircraft	—	7	—	18

Special charges	$169	$52	$221	$144
Venezuela local currency loss	$—	$—	$21	$—
Income tax benefit	—	—	(1)	—

Total operating and nonoperating special charges, net of income taxes	$169	$52	$241	$144
Mark-to-market (MTM) (gains) losses from fuel hedges settling in future periods	($46)	$62	($33)	$23
Prior period gains on fuel contracts settled in the current period	7	25	42	31

Total special items, net of income taxes	$130	$139	$250	$198

2014—Special items

Costs associated with permanently grounding Embraer ERJ 135 aircraft: During the three months ended June 30, 2014, the company recorded $66 million for the permanent grounding of 21 of the company’s Embraer ERJ 135 regional aircraft under lease through 2018, which includes an accrual for remaining lease payments and an amount for maintenance return conditions. As a result of the current fuel prices, new Embraer 175 regional jet deliveries and impact of pilot shortages at regional carriers, the company decided to permanently ground these 21 Embraer ERJ 135 aircraft. The company continues to operate nine Embraer ERJ 135 aircraft and will assess the possibility of grounding those aircraft when the current capacity purchase contracts end in the fourth quarter of 2014.

Severance and benefits: During the three and six months ended June 30, 2014, the company recorded $38 million and $52 million, respectively, related to reductions of management and front-line employees, including from Cleveland airport, as part of its cost savings initiatives. The company reduced its average daily departures from Cleveland by over 60 percent during the second quarter. The company is currently evaluating its options regarding its long-term contractual commitments at Cleveland. The capacity reductions at Cleveland may result in further special charges, which could be significant, related to our contractual commitments.

Impairment of assets held for disposal: During the three and six months ended June 30, 2014, the company recorded $32 million and $33 million, respectively, for charges related primarily to impairment of its flight equipment held for disposal associated with its Boeing 737-300 and 737-500 fleets.

Integration-related costs: Integration-related costs include compensation costs related to systems integration and training and relocation for employees.

Losses on sale of assets and other special (gains) losses, net: The company incurred losses on sales of aircraft and other assets and other special losses totaling $16 million and $19 million during the three and six months ended June 30, 2014, respectively.

Venezuela local currency loss: During the three months ended March 31, 2014, the company recorded $21 million of losses as part of Nonoperating income (expense): Miscellaneous, net due to ongoing negotiations applicable to funds held in local Venezuelan currency. Approximately $100 million of the company’s unrestricted cash balance was held as Venezuelan bolivars as of June 30, 2014.

MTM (gains) losses from fuel hedges settling in future periods and prior period gains on fuel contracts settled in the current period: The company utilizes certain derivative instruments that are economic hedges but do not qualify for hedge accounting under U.S. generally accepted accounting principles. The company records changes in the fair value of these economic hedges to Nonoperating income (expense): Miscellaneous, net in the statements of consolidated operations. During the three and six months ended June 30, 2014, the company recorded $46 million and $33 million, respectively, in MTM gains on economic hedges that will settle in future periods. For economic hedges that settled in the three and six months ended June 30, 2014, the company recorded MTM gains of $7 million and $42 million, respectively, in prior periods. The figures above also include an insignificant amount of ineffectiveness on hedges that are designated for hedge accounting.

2013—Special items

Integration-related costs: Integration-related costs included compensation costs related to systems integration and training, branding activities, new uniforms, write-off or acceleration of depreciation on systems and facilities that were no longer used or planned to be used for significantly shorter periods, relocation for employees and severance primarily associated with administrative headcount reductions.

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Voluntary severance and benefits: During the six months ended June 30, 2013, the company recorded $14 million associated with a voluntary program offered by United in which flight attendants took an unpaid 13-month leave of absence. The flight attendants continue to receive medical benefits and other company benefits while on leave under this program. Approximately 1,300 flight attendants opted to participate in the program.

Charges for temporarily grounded 787 aircraft: The company recorded $18 million associated with the temporary grounding of its Boeing 787 aircraft. The charges were comprised of aircraft depreciation expense and dedicated personnel costs that the company incurred while the aircraft were grounded.

Gains on sales of assets and other special items, net: The company recorded a $5 million gain related to a contract termination and $2 million in losses on the sale of assets.

MTM (gains) losses from fuel hedges settling in future periods and prior period gains on fuel contracts settled in the current period: During the three and six months ended June 30, 2013, the company recorded $62 million and $23 million, respectively, in MTM losses on economic hedges that settled in later periods. For economic hedges that settled in the three and six months ended June 30, 2013, the company recorded MTM gains of $25 million and $31 million, respectively, in prior periods. The figures above also include an insignificant amount of ineffectiveness on hedges that are designated for hedge accounting.

(C)	No federal income tax expense was recognized related to the company’s pretax income for the three months ended June 30, 2014, and 2013 and the six months ended June 30, 2014, and 2013 due to the utilization of book net operating loss carry forwards for which no benefit has previously been recognized. The company is required to provide a valuation allowance for its deferred tax assets in excess of deferred tax liabilities because UAL concluded that it is more likely than not that such deferred tax assets will ultimately not be realized.

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UAL Announces Second-Quarter 2014 Profit / Page 11

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS

	Three Months Ended		%		Six Months Ended		%
	June 30,		Increase/		June 30,		Increase/
	2014	2013	(Decrease)		2014	2013	(Decrease)
Mainline:
Passengers (thousands)	23,852	23,592	1.1		45,081	45,071	—
Revenue passenger miles (millions)	47,101	46,720	0.8		87,438	87,267	0.2
Available seat miles (millions)	55,192	55,009	0.3		104,989	104,829	0.2
Cargo ton miles (millions)	604	573	5.4		1,189	1,119	6.3
Passenger load factor:
Mainline	85.3%	84.9%	0.4	pts.	83.3%	83.2%	0.1	pts.
Domestic	87.6%	86.8%	0.8	pts.	86.4%	85.6%	0.8	pts.
International	83.2%	83.1%	0.1	pts.	80.3%	81.0%	(0.7	) pts.
Passenger revenue per available seat mile (cents)	12.95	12.41	4.4		12.38	12.18	1.6
Average yield per revenue passenger mile (cents)	15.18	14.62	3.8		14.86	14.63	1.6
Average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense (a)	$3.07	$3.01	2.0		$3.12	$3.14	(0.6)
Average aircraft fuel price per gallon (a)	$3.08	$3.02	2.0		$3.12	$3.15	(1.0)
Average aircraft fuel price per gallon including cash received on settled hedges that do not qualify for hedge accounting (a)	$3.07	$3.01	2.0		$3.11	$3.14	(1.0)
Fuel gallons consumed (millions)	822	827	(0.6)		1,568	1,575	(0.4)
Aircraft in fleet at end of period	701	696	0.7		701	696	0.7
Average stage length (miles) (b)	1,971	1,958	0.7		1,946	1,918	1.5
Average daily utilization of each aircraft (hours)	10:44	10:52	(1.2)		10:21	10:25	(0.6)
Regional:
Passengers (thousands)	11,985	12,360	(3.0)		22,656	23,236	(2.5)
Revenue passenger miles (millions)	6,799	6,861	(0.9)		12,845	12,858	(0.1)
Available seat miles (millions)	8,022	8,242	(2.7)		15,441	15,794	(2.2)
Passenger load factor	84.8%	83.2%	1.6	pts.	83.2%	81.4%	1.8	pts.
Passenger revenue per available seat mile (cents)	22.85	22.31	2.4		21.82	21.91	(0.4)
Average yield per revenue passenger mile (cents)	26.96	26.80	0.6		26.23	26.91	(2.5)
Aircraft in fleet at end of period	561	570	(1.6)		561	570	(1.6)
Average stage length (miles) (b)	559	542	3.1		556	539	3.2

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UAL Announces Second-Quarter 2014 Profit / Page 12

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS (Continued)

	Three Months Ended		%		Six Months Ended		%
	June 30,		Increase/		June 30,		Increase/
	2014	2013	(Decrease)		2014	2013	(Decrease)
Consolidated (Mainline and Regional):
Passengers (thousands)	35,837	35,952	(0.3)		67,737	68,307	(0.8)
Revenue passenger miles (millions)	53,900	53,581	0.6		100,283	100,125	0.2
Available seat miles (millions)	63,214	63,251	(0.1)		120,430	120,623	(0.2)
Passenger load factor	85.3%	84.7%	0.6	pts.	83.3%	83.0%	0.3	pts.
Passenger revenue per available seat mile (cents)	14.21	13.70	3.7		13.59	13.45	1.0
Total revenue per available seat mile (cents)	16.34	15.81	3.4		15.80	15.52	1.8
Average yield per revenue passenger mile (cents)	16.66	16.18	3.0		16.32	16.21	0.7
Average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense (a)	$3.09	$3.01	2.7		$3.13	$3.14	(0.3)
Average aircraft fuel price per gallon (a)	$3.09	$3.02	2.3		$3.13	$3.15	(0.6)
Average aircraft fuel price per gallon including cash received on settled hedges that do not qualify for hedge accounting (a)	$3.08	$3.01	2.3		$3.13	$3.14	(0.3)
Fuel gallons consumed (millions)	1,004	1,016	(1.2)		1,920	1,940	(1.0)
Average full-time equivalent employees (thousands)	82.0	85.2	(3.8)		82.6	85.0	(2.8)

(a)	Fuel price per gallon includes aircraft fuel and related taxes.
(b)	Average stage length equals the average distance a flight travels weighted for size of aircraft.

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UAL Announces Second-Quarter 2014 Profit / Page 13

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION

UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and Non-GAAP financial measures, including net income/loss excluding special items, net earnings/loss per share excluding special items, and CASM, among others. CASM is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. Pursuant to SEC Regulation G, UAL has included the following reconciliation of reported Non-GAAP financial measures to comparable financial measures reported on a GAAP basis. UAL believes that adjusting for special items is useful to investors because special charges are non-recurring charges not indicative of UAL’s ongoing performance. In addition, the company believes that adjusting for MTM (gains) losses from fuel hedges settling in future periods and prior period gains on fuel contracts settled in the current period is useful because the adjustments allow investors to better understand the cash impact of settled hedges in a given period. UAL also believes that excluding third-party business expenses, such as maintenance, ground handling and catering services for third parties, fuel sales and non-air mileage redemptions, provides more meaningful disclosure because these expenses are not directly related to UAL’s core business. UAL also believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because this exclusion allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

	Three Months Ended		$	%	Six Months Ended		$	%
	June 30,		Increase/	Increase/	June 30,		Increase/	Increase/
(in millions)	2014	2013	(Decrease)	(Decrease)	2014	2013	(Decrease)	(Decrease)
Operating expenses	$9,423	$9,231	$192	2.1	$18,468	$18,216	$252	1.4
Less: Special charges (B)	169	52	117	NM	221	144	77	NM

Operating expenses, excluding special charges	9,254	9,179	75	0.8	18,247	18,072	175	1.0
Less: Third-party business expenses	215	170	45	26.5	408	291	117	40.2
Less: Fuel expense	3,101	3,068	33	1.1	6,018	6,118	(100)	(1.6)
Less: Profit sharing, including taxes	53	42	11	26.2	53	42	11	26.2

Operating expenses, excluding fuel, profit sharing, special charges and third-party business expenses	$5,885	$5,899	$(14)	(0.2)	$11,768	$11,621	$147	1.3

Net income	$789	$469	$320	68.2	$180	$52	$128	246.2
Less: Special items, net (B)	130	139	(9)	NM	250	198	52	NM

Net income, excluding special items, net	$919	$608	$311	51.2	$430	$250	$180	72.0

Diluted earnings per share	$2.01	$1.21	$0.80	66.1	$0.47	$0.15	$0.32	213.3
Add back: Special items, net of tax	0.33	0.35	(0.02)	NM	0.64	0.51	0.13	NM
Add back: Impact of dilution	—	0.01	(0.01)	NM	—	0.02	(0.02)	NM

Diluted earnings per share, excluding special items, net	$2.34	$1.57	$0.77	49.0	$1.11	$0.68	$0.43	63.2

UAL Announces Second-Quarter 2014 Profit / Page 14

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION (Continued)

	Three Months Ended			Six Months Ended
	June 30,		% Increase/	June 30,		% Increase/
	2014	2013	(Decrease)	2014	2013	(Decrease)
CASM Mainline Operations (cents)
Cost per available seat mile (CASM)	14.09	13.83	1.9	14.47	14.34	0.9
Less: Special charges (B)	0.31	0.10	NM	0.21	0.14	NM

CASM, excluding special charges	13.78	13.73	0.4	14.26	14.20	0.4
Less: Third-party business expenses	0.39	0.31	25.8	0.39	0.28	39.3

CASM, excluding special charges and third-party business expenses	13.39	13.42	(0.2)	13.87	13.92	(0.4)
Less: Fuel expense	4.58	4.53	1.1	4.66	4.73	(1.5)

CASM, excluding special charges, third-party business expenses and fuel	8.81	8.89	(0.9)	9.21	9.19	0.2
Less: Profit sharing per available seat mile	0.10	0.08	25.0	0.05	0.04	25.0

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	8.71	8.81	(1.1)	9.16	9.15	0.1

CASM Consolidated Operations (cents)
Cost per available seat mile (CASM)	14.91	14.59	2.2	15.34	15.10	1.6
Less: Special charges (B)	0.27	0.08	NM	0.19	0.12	NM

CASM, excluding special charges	14.64	14.51	0.9	15.15	14.98	1.1
Less: Third-party business expenses	0.34	0.27	25.9	0.34	0.24	41.7

CASM, excluding special charges and third-party business expenses	14.30	14.24	0.4	14.81	14.74	0.5
Less: Fuel expense	4.91	4.85	1.2	4.99	5.07	(1.6)

CASM, excluding special charges, third-party business expenses and fuel	9.39	9.39	—	9.82	9.67	1.6
Less: Profit sharing per available seat mile	0.08	0.06	33.3	0.05	0.04	25.0

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	9.31	9.33	(0.2)	9.77	9.63	1.5

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UAL Announces Second-Quarter 2014 Profit / Page 15

UNITED CONTINENTAL HOLDINGS, INC.

RETURN ON INVESTED CAPITAL (ROIC)

Return on Invested Capital (“ROIC”) is a non-GAAP financial measure that we believe provides useful supplemental information for management and investors by measuring the effectiveness of our operations’ use of invested capital to generate profits. We use ROIC to track how much value we are creating for our shareholders as it represents an important financial metric that we believe provides meaningful information as to how well we generate profits relative to the capital invested in our business.

(in millions)	Twelve Months Ended June 30, 2014
Net Operating Profit After Tax (NOPAT)
Pre-tax income excluding special items (a)	$1,207
Add: Interest expense (b)	770
Add: Interest component of capitalized aircraft rent (b)	450
Add: Net interest on pension (b)	126
Less: Adjusted income tax benefit	14

NOPAT	$2,567

Effective tax rate	(1.2%)
Invested Capital (five-quarter average)
Total assets	$37,434
Add: Capitalized aircraft rent (@ 7.0x)	6,553
Less:
Advance ticket sales	(4,432)
Frequent flier deferred revenue	(6,457)
Deferred income taxes	2,443
Tax valuation allowance	(4,036)
Other non-interest bearing liabilities	(6,608)

Average Invested Capital	$24,897

Return on Invested Capital	10.3%

Twelve Months Ended June 30, 2014
(a) Non-GAAP Financial Reconciliation
Pre-tax income	$679
Add: Special items	528

Pre-tax income excluding special items	$1,207

(b)	Net of tax shield

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